     As filed with the Securities and Exchange Commission on June 22, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                MGM GRAND, INC.
             (Exact name of registrant as specified in its charter)
                               ----------------

                  Delaware                                       88-0215232
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                      Identification No.)

                         3799 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109
                                 (702) 891-3333
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                                 Scott Langsner
                         3799 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109
                                 (702) 891-3333
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Janet S. McCloud, Esq.
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                      2121 Avenue of the Stars, 18th Floor
                         Los Angeles, California 90067
                                 (310) 553-3000
                               ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
                               ----------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                                      Proposed
                                                       Proposed       Maximum
                                        Amount         Maximum       Aggregate     Amount of
     Title of Each Class of             to be       Offering Price Offering Price Registration
   Securities to be Registered        Registered     Per Unit (1)       (1)         Fee (2)
----------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...   3,894,406 shares    $45.9375     $178,899,276    $49,734
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2)  Calculated pursuant to Rule 457(c) under the Securities Act of 1933.
                               ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. The Selling + +Stockholders may not sell these securities until the Registration Statement +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities or our solicitation of + +your offer to buy these securities, nor will we sell them or accept your + +offer to buy them, in any jurisdiction where that would not be permitted or +
+legal prior to registration or qualification in that jurisdiction.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 22, 1999

PROSPECTUS

                                MGM GRAND, INC.

                              3,894,406 Shares of
                                  Common Stock


  The 3,894,406 shares of common stock of MGM Grand, Inc. included in this prospectus may be offered by the stockholder named under the heading "Selling Stockholder" on page 4. We will not receive any proceeds from the sale of shares by the selling stockholder.

  Our common stock is listed on the New York Stock Exchange under the symbol "MGG." On June 21, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $47.188 per share.

  Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.


                 The date of this prospectus is          , 1999.

   You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date in the front of those documents regardless of the time of delivery of this prospectus or any applicable prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder is offering his shares of our common stock and seeking offers to buy such shares only in jurisdictions where offers and sales of such shares are permitted.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   3
Use of Proceeds............................................................   4
Selling Stockholder........................................................   4
Regulation and Licensing...................................................   4
Description of Common Stock................................................  11
Plan of Distribution.......................................................  12
Legal Matters..............................................................  13
Experts....................................................................  13
Where You Can Find More Information........................................  13
Disclosure Regarding Forward-Looking Statements............................  14

                                  THE COMPANY

   We are a leading operator of first class hotel and casino properties with an emphasis on the total gaming and entertainment experience. We own and operate the MGM Grand Las Vegas and the New York-New York Hotel and Casino, two of the most prominent hotel and casinos on the Las Vegas Strip. We believe the MGM Grand Las Vegas is one of the largest hotel/casinos in the world with approximately 5,000 rooms, 171,500 square feet of gaming space and one of the largest arenas in Las Vegas. We have nearly completed an approximate $570 million master plan to expand and transform the MGM Grand Las Vegas into "The City of Entertainment." Our New York-New York property has 2,033 hotel rooms and 84,000 square feet of casino space. In Primm, Nevada, we own and operate the three hotel and casinos that travelers first encounter on the principal route from Southern California. We also own and operate the MGM Grand Hotel and Casino in Darwin, Australia and operate three casinos in South Africa. We expect to open an interim casino resort in Detroit in the fall of this year while a permanent property is under development, and also announced plans to develop a casino resort in Atlantic City, New Jersey.

                                                         Casino  Number  Number
                                             Number of   Square    of   of Table
             Location/Property              Rooms/Suites Footage Slots   Games
             -----------------              ------------ ------- ------ --------
Las Vegas, Nevada
  MGM Grand City of Entertainment..........    5,034     171,500 3,566    153
  New York-New York Hotel and Casino.......    2,033      84,000 2,292     71
Primm, Nevada
  Primm Valley Resort......................      623      38,000 1,446     33
  Buffalo Bill's...........................    1,240      62,000 1,585     39
  Whiskey Pete's...........................      777      36,400 1,374     28
Detroit, Michigan
  MGM Grand Detroit (interim casino)(1)....      --       73,000 2,300     80
Australia
  MGM Grand Australia......................       96      28,000   360     32
South Africa (operated properties)
  Johannesburg.............................      --       58,000 1,700     50
  Nelspruit................................      --       10,500   275     10
  Witbank..................................      --       15,500   375     13

--------
(1) Under construction, expected to open Fall of 1999.

   We were incorporated in the state of Delaware on January 29, 1986. Our executive offices are located at 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our mailing address is P.O. Box 98655, Las Vegas, Nevada 89193, and our telephone number is (702) 891-3333. For additional information about us, see the documents incorporated by reference in this prospectus, as described under "Where You Can Find More Information" on page 13.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of shares by the selling stockholder.

                              SELLING STOCKHOLDER

   This prospectus may be used in connection with the sale of shares of common stock by the selling stockholder, Kirk Kerkorian. Mr. Kerkorian has been a director of MGM Grand since 1987. Mr. Kerkorian has also been a director of Metro-Goldwyn-Mayer Inc. since 1996, and beneficially owns 134,997,723 shares of the common stock of Metro-Goldwyn-Mayer Inc., or approximately 89% of its outstanding shares.

   The following table provides information regarding the shares of the company's common stock beneficially owned by Mr. Kerkorian as of June 15, 1999, the number of shares which may be sold by Mr. Kerkorian and the number of shares which will be beneficially owned by Mr. Kerkorian after the contemplated sale.

                          Number of shares  Number of shares   Beneficial      Percentage
Name of selling          beneficially owned   which may be   ownership after Ownership after
stockholder              prior to offering     offered(2)       offering       offering(3)
---------------          ------------------ ---------------- --------------- ---------------
Kirk Kerkorian..........     38,005,122(1)     3,894,406       34,110,716           55%

--------
(1) Includes 34,110,716 shares held by Tracinda Corporation, which is wholly owned by Mr. Kerkorian.

(2) The aggregate number of shares which Mr. Kerkorian may sell pursuant to this offer is 3,894,406.

(3) Based upon 62,217,545 shares of common stock outstanding as of June 15, 1999, net of treasury shares. The Company announced a tender offer for 6,000,000 shares of its common stock on June 10, 1999. Neither Mr. Kerkorian nor Tracinda will participate in the tender offer. If the company acquires all 6,000,000 shares, the percentage ownership after the offering would be approximately 61%.

                            REGULATION AND LICENSING

Nevada Gaming Regulation

   The ownership and operation of casino gaming facilities in Clark County, Nevada are subject to the Nevada Gaming Control Act and the related regulations and various local regulations. Our gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

   The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy that are concerned with, among other things:

  . the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

  . the establishment and maintenance of responsible accounting practices and procedures;

  . the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

  . providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities;

  .  the prevention of cheating and fraudulent practices; and

  . providing a source of state and local revenues through taxation and licensing fees.

Any change in such laws, regulations and procedures could have an adverse effect on our gaming operations.

   MGM Grand Las Vegas, New York-New York and Primm Valley Resort, Buffalo Bill's and Whiskey Pete's, which we refer to collectively as the Primm properties, operate casinos and are required to be licensed by the Nevada gaming authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. MGM Grand Las Vegas is also licensed as a manufacturer and distributor of gaming devices, as the operator of the racebook and sportspool at New York-New York and MGM Grand and an indirect wholly-owned subsidiary are licensed as the two managers of New York-New York. We are also required to be registered by the Nevada Commission as a publicly traded corporation and as such, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder or member of, or receive any percentage of profits from, MGM Grand Las Vegas, New York-New York or the Primm properties without first obtaining licenses and approvals from the Nevada gaming authorities. The company, MGM Grand Las Vegas, New York-New York and the Primm properties have obtained from the Nevada gaming authorities the various registrations, approval permits and licenses required in order to engage in gaming activities in Nevada.

   The Nevada gaming authorities may require any beneficial holder of MGM Grand's voting securities, regardless of the number of shares owned, to file an application, and they may investigate any such holder to determine whether such holder is suitable or should be licensed as a business associate of a gaming licensee. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of investigation incurred by the Nevada gaming authorities.

   The Nevada Act requires any person who acquires more than 5% of any class of the company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of the company's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor" as defined in the Nevada Act, which acquires more than 10% but not more than 15% of the company's voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the company, any change in the company's corporate charter, bylaws, management, policies or operations of the company or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the company's voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  .  voting on all matters voted on by stockholders;

  . making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

  . such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

   Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the company, MGM Grand Las Vegas, New York-New York or the Primm properties, and subsequently the company, MGM Grand Las Vegas, New York-New York or the Primm properties:

  . pays that person any dividend or interest upon voting securities of the company;

  . allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

  . pays remuneration in any form to that person for services rendered or otherwise; or

  . fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

Additionally, the Clark County board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

   If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The company is also required to render maximum assistance in determining the identity of the beneficial owner.

   The company may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. Since the sale of the shares will not be made by the company, no approval of the Nevada Board or the Nevada Commission will be necessary for the sale of the shares by the selling stockholder.

   For a more detailed description of the various applicable Nevada gaming regulatory requirements, see "Item 1. Business-Hotels and Gaming-Nevada Governement Regulation" in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

Michigan Government Regulation and Taxation

   The Michigan Act subjects the ownership and operation of casino gaming facilities to extensive state licensing and regulatory requirements. The Michigan Act also authorizes local regulation of casino gaming facilities by Detroit, provided that any such local ordinances regulating casino gaming are consistent with the Michigan Act and rules promulgated to implement it.

   The Michigan Act creates the Michigan Gaming Control Board and authorizes it to grant casino licenses to not more than three applicants who have entered into development agreements with Detroit. The Michigan Board is granted extensive authority to conduct background investigations and determine the suitability of casino license applicants, affiliated companies, officers, directors, or managerial employees of applicants and affiliated companies and persons or entities holding a one percent or greater direct or indirect interest in an applicant or affiliated company. Institutional investors holding less than certain specified amounts of debt or equity securities are exempted from meeting the suitability requirements of the Michigan Act, provided such securities are issued by a publicly traded corporation, such as the company, and the securities were purchased for investment purposes only and not for the purpose of influencing or affecting the affairs of the issuer.

   The Michigan Act imposes the burden of proof on the applicant for a casino license to establish its suitability to receive and hold the license. The applicant must establish its suitability as to integrity, moral character and reputation, business probity, financial ability and experience, responsibility, and other criteria deemed appropriate by the Michigan Board. A casino license is valid for a period of one year and the Michigan Board may refuse to renew it upon a determination that the licensee no longer meets the requirements for licensure.

   The Michigan Board may, among other things, revoke, suspend or restrict a casino license. Substantial fines or forfeiture of assets for violations of gaming laws or rules may also be levied against a casino licensee. In the event that a casino license is revoked or suspended for more than 120 days, the Michigan Act provides for the appointment of a conservator who, among other things, is required to sell or otherwise transfer the assets of the casino licensee or former licensee to another person or entity who meets the requirements of the Michigan Act for licensure.

   The Michigan Board has adopted administrative rules, which became effective on June 23, 1998, to implement the terms of the Michigan Act. Among other things, the Rules impose more detailed substantive and procedural requirements with respect to casino licensing and operations. Included are requirements regarding such things as licensing investigations and hearings, record keeping and retention, contracting, reports to the Michigan Board internal control and accounting procedures, security and surveillance, extensions of credit to gaming patrons, conduct of gaming, and transfers of ownership interests in licensed casinos. The rules also establish numerous Michigan Board procedures regarding licensing, disciplinary and other hearings, and similar matters. The rules have the force of law and are binding on the Michigan Board as well as on applicants for or holders of casino licenses.

   The Detroit City Council recently enacted an ordinance entitled "Casino Gaming Authorization and Casino Development Agreement Certification and Compliance." The ordinance authorizes casino gaming only by operators who are licensed by the Michigan Board and are parties to a development agreement which has been approved and certified by the City Council and is currently in effect or are acting on behalf of such party. The development agreement between MGM Grand Detroit, LLC, the City and the City Economic Development Corporation has been so approved and certified and is currently in effect. The ordinance requires each casino operator to submit to the Mayor and to the City Council periodic reports regarding the operator's compliance with its development agreement or, in the event of non-compliance, reasons of non-compliance and an explanation of efforts to comply. The ordinance requires the Mayor to monitor each casino operator's compliance with its development agreement, to take appropriate enforcement action in the event of default and to notify the City Council of defaults and enforcement action taken and, if a development agreement is terminated, it requires the City Council to transmit notice of such action to the Michigan Board within 5 business days along with the City's request that the Michigan Board revoke the relevant operator's certificate of suitability or casino license.

   The Michigan Act effectively provides that each of the three casinos in Detroit shall pay a wagering tax equal to 18% of its adjusted gross receipts, to be paid 8.1% to Michigan and 9.9% to Detroit, a municipal services fee equal to the greater of $4 million or 1.25% of adjusted gross receipts of each casino to be paid to Detroit to defray its cost of hosting casinos and an annual assessment, as adjusted based upon a consumer price index, in the initial amount of approximately $8.3 million to be paid by each casino to Michigan to defray its regulatory enforcement and other casino-related costs. These are in addition to the taxes, fees, and assessments customarily paid by business entities situated in Detroit.

Australia Government Regulation

   The Northern Territory of Australia, like Nevada, has comprehensive laws and regulations governing the conduct of gaming. MGM Grand Australia's operations are subject to the Gaming Control Act of 1993 and regulations promulgated thereunder and to the licensing and general control of the Minister for Racing and Gaming. MGM Grand Australia Pty. Ltd. has entered into a casino operator's agreement with the Minister pursuant to which MGM Grand Australia was granted a license to conduct casino gaming on an exclusive basis through June 30, 2005 in the northern half of the Northern Territory (which includes Darwin, its largest city, where MGM Grand Australia is located). The license provides for good faith negotiations to reach agreement on an extension of the license. The license provides for a tax payable to the Northern Territory government on gross profits derived from gaming, including gaming devices. The license is not exclusive with respect to gaming devices, and the Minister may permit such devices to be placed in limited numbers in locations not operated by MGM Grand Australia. However, under the license, a portion of the operators' win on such gaming devices is to be offset against gaming tax otherwise payable by MGM Grand Australia.

   The license may be terminated if MGM Grand Australia breaches the casino operator's agreement or the Northern Territory law or fails to operate in accordance with the requirements of the license. The Northern Territory authorities have the right under the Northern Territory law, the casino operator's agreement and the license to monitor and approve virtually all aspects of the conduct of gaming by MGM Grand Australia.

   Additionally, under the terms of the license, the Minister has the right to approve the directors and corporate secretary of the company and its subsidiaries which own or operate MGM Grand Australia, as well as changes in the ownership or corporate structure of such subsidiaries. The company is required to file with the Northern Territory authorities copies of all documents required to be filed by the company or any of its subsidiaries with the Nevada gaming authorities. In the event of any person becoming the beneficial owner of 10% or more of the outstanding stock of the company, the Minister must be so notified and may investigate the suitability of such person. If the Minister determines such person to be unsuitable and following such determination such person remains the beneficial owner of 10% or more of the company's stock, that would constitute a default under the license.

New Jersey Government Regulation

   The ownership and operation of hotel/casino facilities and gaming activities in Atlantic City, New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act and the regulations of the New Jersey Casino Control Commission and other applicable laws. In order to operate a hotel/casino property in New Jersey, MGM Grand Atlantic City, Inc. must obtain a license from the New Jersey Commission and obtain numerous other licenses, permits and approvals from other states as well as local governmental authorities. The New Jersey Act also established the New Jersey Division of Gaming Enforcement to investigate all license applications, enforce the provisions of the New Jersey Act and Regulations and prosecute all proceedings for violations of the New Jersey Act and Regulations before the New Jersey Commission.

   The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation and suspension of casino licenses. The New Jersey Act and Regulations concern primarily the good character, honesty, integrity and financial stability of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations; financial and accounting practices used in connection with casino operations; rules of games, levels of supervision of games and methods of selling and redeeming chips; manner of granting credit, duration of credit and enforceability of gaming debts; and distribution of alcoholic beverages.

   The company's wholly-owned subsidiary MGM Grand Atlantic City, Inc. has applied to be licensed by the New Jersey Commission to operate a casino, and the company has applied to be approved as a qualified holding company. On July 24, 1996, the company and MGM Grand Atlantic City, Inc., and their then officers, directors, and 5% or greater shareholders were found suitable for licensing by the New Jersey Commission. These findings of suitability are subject to review and revision by the New Jersey Commission based upon a change in any material fact that is relevant to the findings.

   The New Jersey Act further provides that each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by a casino licensee or any of its intermediary or holding companies, those persons who, in the opinion of the New Jersey Commission, have the ability to control the casino licensee or its intermediary or holding companies or elect a majority of the board of directors of said companies, other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business, lenders and underwriters of said companies are required to be qualified by the New Jersey Commission. However, with respect to a publicly traded holding company such as the company, a waiver of qualification may be granted by the New Jersey Commission, with the concurrence of the Director of the New Jersey Division, if the New Jersey Commission determines that said persons or entities are not significantly involved in the activities of MGM Grand Atlantic City, Inc. and in the case of security holders, do not have the ability to control the company or elect one or more of its directors. There exists a rebuttable presumption that any person holding 5% or more of the equity securities of a casino licensee's intermediary or holding company or a person having the ability to elect one or more of the directors of such a company has the ability to control the company and thus must obtain qualification from the New Jersey Commission.

   Notwithstanding this presumption of control, the New Jersey Act provides for a waiver of qualification for passive "institutional investors," as defined by the New Jersey Act, if the institutional investor purchased publicly traded securities for investment purposes only and where such securities constitute less than 10% of the equity securities of a casino licensee's holding or intermediary company or debt securities of a casino licensee's holding or intermediary company representing a percentage of the outstanding debt of such company not exceeding 20% or a percentage of any issue of the outstanding debt of such company not exceeding 50%. The waiver of qualification is subject to certain conditions including, upon request of the New Jersey Commission, filing a certified statement that the institutional investor has no intention of influencing or affecting the affairs of the issuer, except that an institutional investor holding voting securities shall be permitted to vote on matters put to a vote of the holders of outstanding voting securities. Additionally, a waiver of qualification may also be granted to institutional investors holding a higher percentage of securities of a casino licensee's holding or intermediary company upon a showing of good cause.

   The New Jersey Act requires the certificate of incorporation of a publicly traded holding company to provide that any securities of such corporation are held subject to the condition that if a holder is found to be disqualified by the New Jersey Commission pursuant to the New Jersey Act, such holder shall dispose of his interest in such company. Accordingly, the company amended its certificate of incorporation to provide that a holder of the company's securities must dispose of such securities if the holder is found disqualified under the New Jersey Act. In addition, the company amended its certificate of incorporation to provide that the company may redeem the stock of any holder found to be disqualified.

   If the New Jersey Commission should find a security holder to be unqualified to be a holder of securities of a casino licensee or holding company, not only must the disqualified holder dispose of such securities but in addition, commencing on the date the New Jersey Commission serves notice upon such a company of the determination of disqualification, it shall be unlawful for the disqualified holder to:

  .  receive any dividends or interest upon any such securities;

  . to exercise, directly or through any trustee or nominee, any right conferred by such securities; or

  . to receive any remuneration in any form from the licensee for services rendered or otherwise.

   If the New Jersey Commission should find a security holder to be unqualified to be a holder of securities of a casino licensee or holding company, the New Jersey Commission shall take any necessary action to protect the public interest including the suspension or revocation of the casino license except that if the disqualified person is the holder of securities of a publicly traded holding company, the New Jersey Commission shall not take action against the casino license if:

  . the holding company has the corporate charter provisions concerning divestiture of securities by disqualified owners required by the New Jersey Act;

  . the holding company has made good faith efforts including the pursuit of legal remedies to comply with any order of the New Jersey Commission; and

  . the disqualified holder does not have the ability to control the company or elect one or more members of the company's board of directors.

   If, after licensure, the New Jersey Commission determines that MGM Grand Atlantic City, Inc. has violated the New Jersey Act or Regulations, or if any security holder of the company or MGM Grand Atlantic City, Inc. who is required to be qualified under the New Jersey Act is found to be disqualified but does not dispose of the securities, MGM Grand Atlantic City, Inc. could be subject to fines or its license could be suspended or revoked. If MGM Grand Atlantic City, Inc.'s license is revoked after issuance, the New Jersey Commission could appoint a conservator to operate and to dispose of any hotel/casino facilities of MGM Grand Atlantic City, Inc. Net proceeds of a sale by a conservator and net profits of operations by a conservator, at least up to an amount equal to a fair return on MGM Grand Atlantic City, Inc.'s investment which is reasonable for casinos or hotels, would be paid to the company.

   The New Jersey Act imposes an annual tax of eight percent on gross casino revenues, as defined in the New Jersey Act. In addition, casino licensees are required to invest one and one-quarter percent of gross casino revenues for the purchase of bonds to be issued by the Casino Reinvestment Development Authority or make other approved investments equal to that amount. In the event the investment requirement is not met, the casino licensee is subject to a tax in the amount of two and one-half percent on gross casino revenues. The New Jersey Commission has established fees for the issuance or renewal of casino licenses and casino hotel alcoholic beverage licenses and an annual license fee on each slot machine.

   In addition to compliance with the New Jersey Act and Regulations relating to gaming, any property built in Atlantic City by MGM Grand Atlantic City, Inc. or any other subsidiary of the company must comply with the New Jersey and Atlantic City laws and regulations relating to, among other things, the Coastal Area Facilities Review Act, construction of buildings, environmental considerations, and the operation of hotels.

                          DESCRIPTION OF COMMON STOCK

   The authorized capital stock of MGM Grand consists of 75 million shares of common stock. As of June 15, 1999, there were 62,217,545 shares of common stock outstanding. Holders of the common stock are entitled to dividends when and as declared by the company's board of directors. Holders have one vote per share and the right to the net assets in liquidation after payment of any amounts due to creditors. Holders are not liable for further calls or assessments by the company. There are no sinking fund or redemption provisions relating to the common stock. The common stock has noncumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect 100% of the directors if they choose to do so.

   The company's certificate of incorporation provides that if and when the company shall become, and so long as the company shall remain, a publicly traded holding company as defined in the New Jersey Casino Control Act, all securities of the company shall be held subject to the condition that if a holder thereof is disqualified by the New Jersey Casino Control Commission, such disqualified holder shall dispose of his interest in the securities, including common stock within 120 days, or such other time period required by the New Jersey Commission, following the company's receipt of notice of such disqualified holder. Promptly after the notice date, the company is required to deliver a copy of such written notice to the disqualified holder by personal delivery, mail or any other reasonable means.

   The company's certificate of incorporation also provides that so long as the company holds, directly or indirectly, a license or franchise from a governmental agency to conduct its business, which license or franchise is conditioned upon some or all of the holders of the common stock possessing prescribed qualifications, any and all shares of the common stock shall be subject to redemption by the company, at its sole option and in its sole discretion, to the extent necessary to prevent the loss of such license or franchise or to reinstate it. Any shares of the common stock redeemable pursuant to such provision may be called for redemption immediately for cash, property or rights, including securities of the company or another corporation, on not less than five days notice to the disqualified holder at a redemption price equal to the average closing price of such stock on a national securities exchange for the 45 trading days immediately preceding the date of the redemption notice; or if the stock is not so traded, then the average of the high and low closing bid price of the stock as quoted by the National Association of Securities Dealers Automated Quotation system for such 45 trading day period; or if such stock is not so quoted, the redemption price shall be determined in good faith by the board of directors.

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC, Overpeck Centre, 85 Challenger Road, Ridgefield, New Jersey 07660.

                              PLAN OF DISTRIBUTION

   We are registering 3,894,406 shares of our common stock on behalf of the selling stockholder. The selling stockholder will pay all fees and expenses incurred in connection with the preparation and filing of this registration statement, including all filing, printing, legal and accounting fees and expenses and underwriting or brokerage fees, discounts or commissions relating to the sale of the shares. We have agreed to maintain the effectiveness of this registration statement until all of these shares have been sold.

   The selling stockholder may sell the shares covered by this prospectus in one or more transactions on the New York Stock Exchange, in the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale. The selling stockholder may sell his shares at market prices prevailing at the time of the sale, at negotiated prices or at fixed prices. The selling stockholder may offer his shares of our common stock in any manner permitted by law, including to or through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

  - sales to underwriters who will acquire the shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

  - block transactions in which the broker or dealer engaged will attempt to sell the share of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

  - an exchange distribution in accordance with the rules of any such exchange; or

  - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

   Brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act. Any commissions received by such broker or dealer and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, such a determination may subject them to the prospectus delivery requirements of the Securities Act. In the event the selling stockholder engages an underwriter in connection with the sale of the shares of our common stock, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the name of the underwriter, any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

   The selling stockholder also may sell all or a portion of the shares covered by this prospectus in open market transactions in reliance on Rule 144 under the Securities Act, provided that the selling stockholder meets the criteria and conforms to the requirements of such rule.

   We have agreed to indemnify the selling stockholder for certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with the validity of the shares of common stock to which this prospectus relates will be passed upon for the company by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. Terry N. Christensen, a partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, is an MGM Grand director, and he and other attorneys in such firm beneficially own an aggregate of approximately 2,250 shares of our common stock.

                                    EXPERTS

   The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (202) 942-8090 for further information on the public reference rooms. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www/sec.gov). Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   We are "incorporating by reference" into this prospectus the information we file with the SEC until all of the shares have been sold. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this memorandum. The information that we file later with the SEC will automatically update and supersede information in this memorandum. We have filed the following documents with the SEC and they are incorporated by reference in this memorandum:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  . our Quarterly Report on Form 10-Q for the period ended March 31, 1999;

  . our Information Statement dated February 5, 1999;

  . our Proxy Statement dated March 31, 1999;

  . our Current Reports on Form 8-K dated March 1, 1999 and March 31, 1999;
    and

  . our Statement on Schedule 13E-4 dated June 17, 1999.

   You may request a free copy of these and future filings by writing or telephoning us at the following address:

   MGM Grand, Inc.
   3799 Las Vegas Boulevard South
   Las Vegas, Nevada 89109
   Attention: Secretary
   Telephone: (702) 891-3333

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" that are subject to risks and uncertainties. In portions of this prospectus, the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions, as they relate to the company or its management, are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, and have based these expectations on our beliefs as well as assumptions we have made, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations are disclosed in this memorandum, including, without limitation, the following factors:

  . development and construction activities;

  . dependence on existing management;

  . leverage and debt service, including sensitivity to fluctuations in interest rates;

  . domestic or global economic conditions, including sensitivity to fluctuations in foreign currencies;

  . changes or uncertainties in federal or state tax laws or the administration of such laws;

  . changes or uncertainties in gaming laws or regulations, including legalization of gaming in certain jurisdictions; and

  . any requirement to apply for licenses and approvals under applicable laws, including gaming laws, on our part or on the part of our suppliers.

   All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this memorandum, or as of the date of the document incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   All expenses other than the Commission's filing fees are estimated.

   Commission registration fee......................................... $49,734
   Printing and shipping expenses......................................       *
   Accountants' fees and expenses......................................       *
   Legal fees and expenses.............................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total.............................................................   $   *

--------
*  To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding, other than an action, suit or proceeding in the name of the corporation, in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of the liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

   Article II, Section 12 of the Bylaws of MGM Grand provides for indemnification of persons to the extent permitted by the Delaware General Corporation Law.

   In accordance with Section 102(b)(7) of the Delaware Law, the Certificate of Incorporation, as amended, of MGM Grand limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to MGM Grand or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to MGM Grand or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

   MGM Grand carries directors and officers liability insurance policies which are maintained in effect on a yearly basis.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MGM Grand pursuant to the foregoing provisions, MGM Grand has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

  *5   Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro,
       LLP.
 *10.1 Indemnification Agreement between MGM Grand and Mr. Kerkorian.
  23.1 Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro,
       LLP (set forth as part of Exhibit 5).
  23.2 Consent of Arthur Andersen LLP.
  24   Power of Attorney (see Page II-3).

--------
*  To be filed by amendment.

Item 17. Undertakings

  (a)  MGM Grand hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by MGM Grand pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) MGM Grand hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MGM Grand's Annual Report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MGM Grand pursuant to the foregoing provisions, or otherwise, MGM Grand has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MGM Grand of expenses incurred or paid by a director, officer or controlling person of MGM Grand in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MGM Grand will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication for such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, MGM Grand certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on June 21, 1999.

                                          MGM GRAND, INC.

                                          By      /s/ J. Terrence Lanni
                                            ---------------------------------
                                                    J. Terrence Lanni
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

      We, the undersigned directors and officers of MGM Grand, Inc. do hereby constitute and appoint James J. Murren and Scott Langsner, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
       /s/ J. Terrence Lanni         Chairman of the Board and       June 21, 1999
____________________________________ Chief Executive Officer
          J. Terrence Lanni          (Principal Executive
                                     Officer)

        /s/ Alex Yemenidjian         President and Director          June 18, 1999
____________________________________
          Alex Yemenidjian

         /s/ Daniel M. Wade          Executive Vice President,       June 21, 1999
____________________________________ Chief Operating Officer and
           Daniel M. Wade            Director

        /s/ James J. Murren          Executive Vice President,       June 21, 1999
____________________________________ Chief Financial Officer and
          James J. Murren            Director (Principal
                                     Financial and Accounting
                                     Officer)

        /s/ James D. Aljian          Director                        June 21, 1999
____________________________________
           James D. Aljian

         /s/ Fred Benninger          Director                        June 21, 1999
____________________________________
           Fred Benninger

      /s/ Terry N. Christensen       Director                        June 21, 1999
____________________________________
        Terry N. Christensen

        /s/ Glenn A. Cramer          Director                        June 21, 1999
____________________________________
          Glenn A. Cramer

                                     Director                        June    , 1999
____________________________________
          Willie D. Davis

                                     Director                        June    , 1999
____________________________________
       Alexander M. Haig, Jr.

                                     Director                        June    , 1999
____________________________________
           Gary E. Primm

                                     Director                        June    , 1999
____________________________________
           Kirk Kerkorian

        /s/ Walter M. Sharp          Director                        June 21, 1999
____________________________________
          Walter M. Sharp

         /s/ Jerome B. York          Director                        June 21, 1999
____________________________________
           Jerome B. York